Exhibit 99.1

TFF Pharmaceuticals Reports Fourth Quarter and Full Year 2023 Financial Results

FORT WORTH, TX – Mar 28, 2024 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP) (“the Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported financial results for the fourth quarter and full year 2023.

“Over the last several months, we have made significant progress showing that our Thin Film Freezing technology can be successfully applied, with both TFF TAC and TFF VORI demonstrating the potential to significantly improve the product profiles for two FDA-approved therapies,” said Harlan Weisman, M.D., Chief Executive Officer of TFF Pharmaceuticals. “As recently announced, we made the decision to prioritize the clinical development of TFF TAC, and we look forward to continuing work on this exciting program, along with evaluating strategic alternatives for the TFF VORI program. We also look forward to our Late-Breaking Abstract Presentation for TFF TAC at the 44th Annual International Society for Heart and Lung Transplantation (ISHLT) 2024 Meeting in mid-April 2024.”

Recent Clinical and Corporate Highlights:

●	On March 27, 2024, the Company hosted a conference call and webcast to present new data from the ongoing Phase 2 study of TFF TAC for the prevention of acute rejection in lung transplant, and from the Phase 2 study and the Expanded Access Program (EAP) of TFF VORI for the treatment of invasive pulmonary aspergillosis (IPA) infections.

o	For TFF TAC, the Company presented data showing that eight out of eight patients successfully transitioned from oral Tacrolimus to TFF TAC in the Phase 2 study. There has been no evidence of acute rejection, and four out of four patients who completed the 12-week treatment period of the study chose to remain on TFF TAC and proceed to the long-term extension of the trial. TFF TAC continues to demonstrate favorable safety results with no mortality or discontinuations due to adverse events.

o	For TFF VORI, a total of nine patients have enrolled between the Phase 2 study and the EAP. The Company continues to see positive efficacy results, as five of six patients who completed treatment achieved a clinical and mycologic response. Updated data from the Phase 2 study and Expanded Access Program demonstrate that TFF VORI continues to maintain an attractive safety profile with no IPA-related mortality or all-cause mortality.

A replay of the call and webcast can be accessed here.

●	In March 2024, the Company announced its intention to prioritize the TFF TAC program based on positive data from the ongoing Phase 2 study, the potential of the product to address a significant unmet need in lung transplant medicine, and the substantial market opportunity. With respect to TFF VORI, the Company announced that it would explore strategic alternatives, including partnering opportunities, collaborations, and government-based funding sources to support its continued development.

●	In January 2024, the Company presented data from the Phase 2 trial of TFF VORI at the Advances Against Aspergillosis & Mucormycosis (AAAM) Conference, which was held from January 25-27, 2024, in Milan, Italy. The data presented at the AAAM Conference were first disclosed by the Company in December 2023.

●	In the fourth quarter 2023, the Company announced the appointment of three new members of its Board of Directors, including Thomas B. King, Catherine Lee, J.D. and Michael Patane, Ph.D. All three members bring significant life sciences experience to their positions.

Full Year 2023 Financial Results

Balance Sheet Highlights

●	As of December 31, 2023, TFF Pharmaceuticals cash and cash equivalents were approximately $5.5 million. On March 22, 2024, we completed a registered direct offering of 147,500 shares of common stock and received gross proceeds of $1.2 million before deducting offering expenses. In a concurrent transaction, we also issued unregistered warrants to purchase up to 147,500 shares of common stock at an exercise price of $8.00. The Company continues to evaluate additional funding opportunities, which include the review of strategic alternatives for TFF VORI.

Operating Results

●	Research and Development (R&D) expenses were $12.1 million for the year ended December 31, 2023, a decrease of $6.4 million, or 35%, compared to $18.5 million for the year ended December 31, 2022. The net decrease of $6.4 million was primarily related to decreases of $4.9 million in clinical and preclinical expenses and $3.1 million in manufacturing and related expenses, offset by increases of $1.4 million in compensation-related expenses and $0.1 million in other R&D expenses.

●	General & Administrative (G&A) expenses were $10.6 million for the year ended December 31, 2023, a decrease of $3.2 million, or 23%, compared to $13.8 million for the year ended December 31, 2022. The net decrease of $3.2 million was primarily related to decreases of $0.8 million in insurance expenses, $0.8 million in consulting expenses, $0.6 million in compensation-related expenses, $0.6 million in market research expenses, and $0.5 million in professional fees and patent expenses.

●	Net Loss: Net loss was $21.2 million for the year ended December 31, 2023, a decrease of $10.6 million, compared to a net loss of $31.8 million for the year ended December 31, 2022.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF TAC (Tacrolimus Inhalation Powder) and TFF VORI (Voriconazole Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by over 170 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including the benefits of our TFF platform; advancement of TFF TAC into potentially registration-enabling studies; TFF TAC’s substantial market opportunity; the expectation that the further data from the ongoing Phase 2 clinical trial for TFF TAC will be consistent with the data readouts for TFF TAC to date; our exploration of strategic alternatives for TFF VORI, including partnering opportunities, collaborations, and government-based funding sources; and our evaluation of additional funding opportunities. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the further data from the ongoing Phase 2 clinical trials for TFF TAC will not be favorably consistent with the initial data readouts, (ii) the risk that the Company may not be able to advance to registration-enabling studies for TFF TAC, (iii) the risk we may not be successful in our pursuit of strategic alternatives for TFF VORI; (iv) success in early phases of pre-clinical and clinicals trials do not ensure later clinical trials will be successful; (v) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (vi) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF platform, (vii) the risk that the Company may not be able to obtain additional working capital with which to continue the Phase 2 clinical trials and or advance to the initiation of registration-enabling studies, for TFF TAC as and when needed and (viii) those other risks disclosed in the section “Risk Factors” included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2024. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

TFF PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Revenue	$114,328	$312,780	$733,871	$495,805
Operating expenses:
Research and development	2,974,158	4,136,047	12,061,422	18,496,340
General and administrative	2,508,876	3,557,512	10,567,111	13,796,255
Total operating expenses	5,483,034	7,693,559	22,628,533	32,292,595

Loss from operations	(5,368,706)	(7,380,779)	(21,894,662)	(31,796,790)

Other income:
Interest income, net	106,179	7,544	266,188	26,728
Change in fair value of note receivable	500,113	-	385,243	-
Total other income, net	606,292	7,544	651,431	26,728

Net loss	$(4,762,414)	$(7,373,234)	$(21,243,231)	$(31,770,062)

Net loss per share, basic and diluted	$(2.01)	$(6.13)	$(11.85)	$(26.49)
Weighted average common shares outstanding, basic and diluted	2,365,848	1,202,743	1,792,551	1,199,191

TFF PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$5,478,113	$16,612,315
Research and development tax incentive receivable	433,852	186,507
Prepaid assets and other current assets	1,678,353	2,226,344
Total current assets	7,590,318	19,025,166
Operating lease right-of use asset, net	119,529	196,044
Property and equipment, net	1,999,781	3,078,342
Note receivable - Augmenta	2,310,000	1,812,975
Other assets	7,688	7,688
Total assets	$12,027,316	$24,120,215

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$958,442	$919,607
Accrued liabilities	1,285,586	4,430
Deferred research grant revenue	101,000	126,000
Current portion of operating lease liability	83,512	80,625
Total current liabilities	2,428,540	1,130,662
Operating lease liability, net of current portion	31,742	110,094
Total liabilities	2,460,282	1,240,756

Commitments and contingencies

Stockholders’ equity:
Common stock	2,370	1,448
Additional paid-in capital	128,044,509	120,105,728
Accumulated other comprehensive loss	(148,192)	(139,295)
Accumulated deficit	(118,331,653)	(97,088,422)
Total stockholders’ equity	9,567,034	22,879,459
Total liabilities and stockholders’ equity	$12,027,316	$24,120,215

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